EXHIBIT 99.1

Joel P. Moskowitz	Dan Matsui/Gene Heller
Chief Executive Officer	Silverman Heller Associates
(714) 549-0421	(310) 208-2550

CERADYNE INC. RECEIVES $9.1 MILLION ESAPI ORDERS

Costa Mesa, Calif.—September 12, 2006—Ceradyne, Inc. (Company) (Nasdaq: CRDN) received new delivery orders for approximately $9.1 million of its lightweight ceramic body armor, enhanced small arms protective inserts (ESAPI). These orders were placed by the Defense Supply Center Philadelphia (DSCP) for delivery late this year and early 2007. These orders were placed against a larger indefinite delivery/indefinite quantity (ID/IQ) contract announced previously.

David Reed, Ceradyne president of North American operations, commented: “We are pleased that DSCP placed these ESAPI orders with Ceradyne. These orders are in addition to the U.S. Army orders announced on September 11, 2006. We intend to ship all ESAPI orders according to the government’s delivery and quality requirements.”

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel, and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

This press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and its Quarterly Reports on Form 10-Q as filed with the U.S. Securities and Exchange Commission.

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